Structured Investments Opportunities in U.S. Equities	Free Writing Prospectus
Registration Statement No. 333-277211
August 27, 2026
Filed Pursuant to Rule 433
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and
Stock-Linked Underlying Supplement dated February 21, 2024)

Contingent Income Auto-Callable Securities with Memory due September 10, 2027 Based on the Performance of the Common Stock of Exxon Mobil Corporation Principal at Risk Securities
This document provides a summary of the terms of the Contingent Income Auto-Callable Securities, which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Stock-Linked Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Pricing date:	September 4, 2026
Trade date:	September 4, 2026
Original issue date:	September 10, 2026 (3 business days after the trade date)
Final valuation date:	September 7, 2027
Maturity date:	September 10, 2027, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Underlying shares:	The Common Stock of Exxon Mobil Corporation (Bloomberg symbol: XOM UN) (the “Company”). For more information about the underlying shares, including historical performance information, see the accompanying free writing prospectus.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying shares is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date together with any previously unpaid Contingent Coupons with respect to any prior Observation Dates. No further payments will be made on the securities once they have been redeemed.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the Contingent Coupon otherwise due on such date together with any previously unpaid Contingent Coupons with respect to any prior Observation Dates.
Contingent Coupon payment:	On each coupon payment date on which the closing price of the underlying shares is equal to or greater than the coupon barrier, we will pay a coupon payment of at least $26.25 per quarter (equivalent to at least 10.50% per annum of the stated principal amount) per security on the related coupon payment date plus any previously unpaid contingent coupons, unless the securities were previously redeemed early. The actual coupon payment will be determined on the trade date. You may not receive any coupon payments over the term of the securities.
Determination dates:	December 4, 2026, March 4, 2027, June 4, 2027 and September 7, 2027 (the Final Valuation Date) each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment dates:	December 9, 2026, March 9, 2027, June 9, 2027 and September 10, 2027 (the Maturity Date) each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon:	If the official closing price of the Underlying Shares on any Determination Date or the final price is equal to or greater than the Coupon Barrier, HSBC will pay you the Contingent Coupon on the corresponding Coupon Payment Date as well as any previously unpaid Contingent Coupon with respect to a prior Determination Date.

Contingent Coupon:	If the official closing price of the Underlying Shares on any Determination Date or the final price is less than the Coupon Barrier, the Contingent Coupon applicable to such date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date. If a Contingent Coupon is not paid on a Coupon Payment Date because the official closing price of the underlying shares on that Observation Date is less than the coupon barrier, such Contingent Coupon will be paid on a later Coupon Payment Date if the official closing price or the final price, as applicable, is equal to or greater than the coupon barrier on such later Observation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level: • If the final share price is less than the downside threshold level:

(i) the stated principal amount plus

(ii) the contingent coupon otherwise due on such date together with any previously unpaid contingent coupons with respect to any prior Determination Dates

(i) the stated principal amount

multiplied by (ii) the share performance

factor

If the securities are not redeemed early and the final price is less than the downside threshold level, you will lose 1% of the Principal Amount for each 1% that the final price is below the initial price and, in extreme situations, you could lose all of your initial investment.

Share performance factor:	Final share price / Initial share price
Downside threshold level:	75.00% of the initial share price
Coupon barrier:	75.00% of the initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date, as determined by the calculation agent.
Final share price:	The official closing price of the underlying shares on the final determination date, as determined by the calculation agent.
Principal amount:	$1,000 per security
Issue price:	$1,000 per security
Estimated initial value:	The estimated initial value of the securities on the pricing date is expected to be between $930.00 and $980.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP / ISIN:	40447LFP0 / US40447LFP04
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465926102386/tm2622022d353_fwp.htm

The pricing date, trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities
• The securities do not guarantee the return of any principal and your investment in the securities may result in a loss
• The contingent repayment of principal applies only if you hold the securities to maturity.
• Higher Contingent Coupons or lower downside threshold levels are generally associated with underlying shares with greater expected volatility and therefore can indicate a greater risk of loss.
• Investors will not participate in any appreciation in the price of the underlying shares and will not have the same rights during the term of the securities as holders of the underlying shares.
• The securities may be called prior to the maturity date.
Risks Relating to the Underlying Shares
• Single stock risk.
• No affiliation with the Company.
General Risk Factors
• Credit risk of HSBC USA Inc.
• The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
• The price of your securities in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.
• If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.
• Hedging and trading activity by our affiliates could adversely affect the value of the securities.
• The calculation agent, which is HSBC USA Inc. or one of its affiliates, will make determinations with respect to the securities.
• As a holder of the securities, you will not have any ownership interest or rights in the underlying shares.
• There is limited anti-dilution protection.
• In some circumstances, the payment you receive on the securities may be based on the shares of another company and not the Company.
• The securities are not insured by any governmental agency of the United States or any other jurisdiction.
• The market price will be influenced by many unpredictable factors.
• The securities will not be listed on any securities exchange and secondary trading may be limited.
• The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling 1-212-525-8010.